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                                       23

                                  Exhibit 11


               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


                                         Quarter Ending
                                           March 31,
                                       1996          1995
                                      -------------------
Earnings Per share:

Primary                               $ .47         $ .44

Fully
diluted                               $ .47         $ .44

Primary and fully diluted earnings per share are calculated using the following number of adjusted weighted average shares outstanding:

                                         Quarter Ending
                                            March 31,
                                        1996         1995
                                     ----------------------
Primary                              4,464,131    4,454,080

Fully
diluted                              4,464,127    4,454,312


The weighted average number of shares outstanding is adjusted to recognize the dilutive effect, if any, of outstanding employee stock options on both a primary and fully diluted basis.

The calculations of earnings per share above are based on the weighted average number of shares outstanding including all common stock and common stock equivalents in conformity with the instructions for Item 601 of Regulation S-K. The calculation of earnings per share for financial reporting purposes is based on the weighted average number of shares outstanding of 4,419,189 and 4,403,399 at March 31, 1996 and March 31, 1995, respectively, without giving effect to the common stock equivalents resulting from the assumed exercise of stock options, which do not dilute earnings per share by more than 3 percent, in conformity with generally accepted accounting principles.